Exhibit 99.1

Press Release Dated January 22, 2014

NEWS RELEASE

January 22, 2014

Farmers Capital Bank Corporation Announces Fourth Quarter Earnings

Termination of Formal Consent Order at Bank Subsidiary

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $3.1 million or $.35 per common share and $13.4 million or $1.54 per common share for the fourth quarter and twelve months ended December 31, 2013, respectively. Net income for the current quarter increased $37 thousand or 1.2% compared with the linked quarter, which represents $.01 per common share. Current quarter net income is up $470 thousand or 18.1% when compared to the fourth quarter of the prior year, representing an increase of $.07 per common share. In the twelve month comparison, net income is up $1.3 million or 10.7%, totaling an increase of $.17 on a per common share basis.

Summary

Linked Quarter Comparison		Twelve Month Comparison
●	Net income up $37 thousand or 1.2%	●	Net income up $1.3 million or 10.7%
●	Nonperforming assets down $4.8 million or 5.1%	●	Nonperforming assets down $18.1 million or 17.0%
●	Net interest income up $349 thousand or 2.6%	●	Net interest income up $1.8 million or 3.3%
●	Net interest margin up 3 basis points to 3.39%	●	Net interest margin up 22 basis points to 3.40%
●	Credit to provision for loan losses up $434 thousand or 74.1%	●	Provision for loan losses down $5.4 million or 194%
●	Loans (net of unearned income) down $10.2 million or 1.0%	●	Loans (net of unearned income) down $5.1 million or 0.5%
●	Shareholders equity up $2.1 million or 1.2%	●	Shareholders’ equity up $2.0 million or 1.2%

“The overall level of our nonperforming assets has shown improvement again this quarter,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Total nonperforming assets declined 5% for the quarter and 17% for the year, with over half of our nonperforming loans made up of performing restructured loans,” continues Mr. Hillard. “Overall credit quality is also improving, which has led to lower net charge-offs and a decrease in the provision for loan losses in recent periods.”

“We continue cultivating new lending relationships and strive to provide extraordinary service to existing customers,” says Mr. Hillard. “However, competing lenders at times are willing to offer what we consider unrealistic loan terms in order to lure away some good customers. For example, four larger balance loans totaling $14.1 million were refinanced during the quarter with competing institutions that were willing to forego recourse agreements and lengthen fixed rate amortization periods with those borrowers,” continues Mr. Hillard. “We are not willing to lower our credit underwriting standards to that degree.”

The Company received written notification today from the Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions that the formal Consent Order entered into during 2011 with United Bank and Trust Company, a subsidiary of the Company, has been terminated and replaced with a stepped-down enforcement action in the form of an informal Memorandum of Understanding (“MOU”). While the parties agreed to many of the same provisions included in the Consent Order, replacing it with an MOU represents an important step forward for the Company. “It’s a sign of further progress,” says Mr. Hillard, “and we view this as recognition from our regulators that we are on the right path forward. But we remain focused on further reducing the level of nonperforming assets and improving the overall quality of our financial position and earnings prospects.”

Farmers Capital Bank Corporation   *   Page 1 of 7

A summary of nonperforming assets is as follows for the periods indicated.

(In thousands)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Nonaccrual loans	$23,838	$25,063	$21,259	$27,994	$27,408
Loans 90 days or more past due and still accruing	444	-	-	82	103
Restructured loans	26,255	26,435	26,238	26,529	26,349
Total nonperforming loans	50,537	51,498	47,497	54,605	53,860

Other real estate owned	37,826	41,661	46,465	49,130	52,562
Total nonperforming assets	$88,363	$93,159	$93,962	$103,735	$106,422

Ratio of total nonperforming loans to total loans (net of unearned income)	5.1%	5.1%	4.7%	5.4%	5.4%
Ratio of total nonperforming assets to total assets	4.9	5.1	5.2	5.8	5.9

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned is as follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at September 30, 2013	$25,063	$26,435	$41,661
Loans placed on nonaccrual status	1,537	-	-
Loans restructured	-	69	-
Principal paydowns	(1,565)	(249)	-
Transfers to performing status	(448)	-	-
Transfers to other real estate owned	(521)	-	521
Charge-offs/write-downs	(228)	-	(1,724)
Proceeds from sales	-	-	(2,474)
Net loss on sales/other	-	-	(158)
Balance at December 31, 2013	$23,838	$26,255	$37,826

Overall, nonaccrual loans decreased $1.2 million or 4.9% during the quarter. Newly classified nonaccrual loans of $1.5 million during the current quarter are made up primarily of three credits totaling $1.1 million in the aggregate secured predominantly by residential real estate. The primary activity driving the decrease in nonaccrual loans include principal paydowns of $1.6 million and transfers to other real estate owned totaling $521 thousand from repossessing underlying loan collateral. Other real estate owned decreased $3.8 million or 9.2%, which was driven by sales and write-down activity that exceeded the amount related to new repossessions. Property sales for the quarter include one larger-balance commercial real estate property sold at its carrying amount of $1.2 million, which had been written down by $306 thousand in the previous quarter to its estimated fair value less selling costs. Write-downs during the quarter include $1.0 million attributed to a single residential real estate development project. The write-down on this project resulted from an annual updated appraisal of the property, which reduced the carrying value to $2.9 million at year-end.

The allowance for loan losses was $20.6 million or 2.06% of loans (net of unearned income) outstanding at year-end 2013. At September 30, 2013 and year-end 2012, the allowance for loan losses was $21.9 million or 2.17% of net loans outstanding and $24.4 million or 2.43% of net loans outstanding, respectively. Net loan charge-offs were $353 thousand for the current three months, a decrease of $55 thousand or 13.5% compared to the linked quarter. Net charge-offs as a percentage of outstanding loans (net of unearned income) were 0.04% in both the current and linked quarters.

Farmers Capital Bank Corporation   *   Page 2 of 7

Fourth Quarter 2013 Compared to Third Quarter 2013

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Net income was $3.1 million or $.35 per common share for the fourth quarter of 2013, an increase of $37 thousand or $.01 per common share compared to the linked quarter. A combination of higher net interest income and a higher credit to the provision for loan losses of $349 thousand or 2.6% and $434 thousand or 74.1%, respectively, offset a decline in noninterest income of $92 thousand or 1.6% and an increase in noninterest expenses and income taxes of $374 thousand or 2.3% and $280 thousand or 32.7%, respectively.

●

The increase in net interest income is attributed to higher interest income of $234 thousand or 1.4% combined with lower interest expense of $115 thousand or 3.9%. The increase in interest income was driven by higher interest from investment securities of $396 thousand or 12.3%, which more than offset lower interest from loans of $156 thousand or 1.2%. Interest income from investment securities is up due to increases in both volume and rate. Average outstanding balances have increased as quality loan demand remains soft. The average yield earned is up due to higher market rates on new investments along with lower premium amortization from slower prepayment speeds.

●

Net interest margin was 3.39% for the current quarter, an increase of three basis points from 3.36% in the linked quarter. Net interest spread was 3.23% and 3.19% in the current and linked quarter, respectively. Overall cost of funds decreased three basis points to 0.84%.

●

The provision for loan losses decreased in the linked quarter comparison due to further improvements in the credit quality of the loan portfolio and a decrease in loans outstanding. Credit quality indicators such as total nonperforming loans, impaired loans, early stage delinquencies, watch list loans, and historical loss rates have all improved during the quarter.

●

The decrease in noninterest income of $92 thousand is due mainly to a decrease in net gains on the sale of mortgage loans and non-deposit service charges of $67 thousand or 28.4% and $37 thousand or 2.9%, respectively, partially offset by higher trust fee income of $45 thousand or 9.1%.

●

The $374 thousand increase in noninterest expenses is driven primarily by higher employee benefit expenses of $541 thousand or 42.5% and is attributed mainly to higher health insurance claims. Other real estate expense decreased $186 thousand or 7.7% due mainly to a smaller net loss on the sale of repossessed properties of $146 thousand or 48.0%. Income tax expense was $1.1 million for the current quarter compared to $855 thousand for linked quarter. The effective income tax rates were 27.0% and 22.0% for the current and linked quarter, respectively.

Fourth Quarter 2013 Compared to Fourth Quarter 2012

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Net income was $3.1 million or $.35 per common share for the fourth quarter of 2013, up $470 thousand or $.07 per common share compared to the same quarter of 2012. Significant components driving the increase in net income include an increase in net interest income of $636 thousand or 4.8% and a decrease in the provision for loan losses of $1.7 million. Noninterest income decreased $462 thousand or 7.6% driven by lower net gains on the sale of mortgage loans and investment securities of $385 thousand or 69.5% and $237 thousand or 96.7%, respectively. Noninterest expenses increased $912 thousand or 5.9% mainly from higher employee salaries and benefits of $706 thousand or 9.8% and higher other real estate expenses of $183 thousand or 9.0%. Income tax expense increased $522 thousand or 85.2%.

●

The increase in net interest income is attributed to a $986 thousand or 25.8% decrease in interest expense, which offset lower interest income of $350 thousand or 2.0%. Interest expense on deposits decreased $607 thousand or 31.6%, continuing a trend downward due mainly to the repricing of higher-rate time deposits. Interest expense on borrowings decreased $379 thousand or 19.9% as a result of two events occurring during the fourth quarter of the prior year: the repayment of a $50.0 million portion of long-term borrowings with a fixed interest rate of 3.98% and the repricing of $23.2 million of subordinated debt from a fixed rate of 6.60% to a variable rate of 3-month LIBOR plus 132 basis points. The decrease in interest income was driven by both a decrease in yield and volume of earning assets in a low market interest rate environment.

●

Net interest margin was 3.39% for the current quarter, an increase of 17 basis points from 3.22% for the same period of 2012. Net interest spread was 3.23% and 3.02% in the current and prior year fourth quarter, respectively. Overall cost of funds decreased 26 basis points to 0.84%.

Farmers Capital Bank Corporation   *   Page 3 of 7

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The $1.7 million decrease in the provision for loan losses is due to improvements in the credit quality of the loan portfolio and a decrease in loans outstanding. Credit quality indicators such as total nonperforming loans, impaired loans, early stage delinquencies, watch list loans, and historical loss rates have all improved during the comparison periods.

●

Net gains on the sale of mortgage loans decreased as a result of lower origination and refinancing activity. The volume of loans sold in the current quarter decreased 69.7% compared to a year earlier when loans sales for the Company reached its highest level. Mortgage refinancing and home purchases spiked upward during 2012, which was fueled by very low interest rates. Those rates have since increased which has reduced customer demand.

●

The decrease in net gains on the sale of investment securities is attributed to normal asset/liability management strategies which result in periodic sales at irregular intervals based on current strategies.

●

The increase in salaries and employee benefits of $706 thousand is primarily attributed to higher benefit expenses of $596 thousand or 48.8%, which is driven mainly by an increase in claims related to the Company’s self-funded health insurance plan. The increase in other real estate expense of $183 thousand is due primarily to higher impairment charges of $166 thousand or 10.7%.

●

Income tax expense was $1.1 million and $613 thousand for the current and prior year fourth quarter, respectively. This represents an increase of $522 thousand or 85.2%. The effective income tax rates were 27.0% and 19.1% for the current and year-ago quarters, respectively.

Twelve-month Comparison

●

Net income was $13.4 million or $1.54 per common share for the twelve months ended December 31, 2013, an increase of $1.3 million or $.17 per common share compared to 2012. The increase in net income is primarily attributed to a decrease in the provision for loan losses of $5.4 million or 194% and higher net interest income of $1.8 million or 3.3%. Noninterest income decreased $2.5 million or 10.3%, with noninterest expenses and income taxes increasing $1.8 million or 3.0% and $1.5 million or 52.4%, respectively.

●

The $5.4 million decrease in the provision for loan losses is due to improvements in the credit quality of the loan portfolio and lower loans outstanding. Nonperforming loans, impaired loans, early stage delinquencies, watch list loans, and historical loss rates have all improved in the current year.

●

The $1.8 million increase in net interest income is made up of lower interest expense of $6.3 million or 34.3%, partially offset by a decline from interest income of $4.5 million or 6.3%. Interest expense on deposits and borrowed funds decreased $3.3 million or 35.9% and $2.9 million or 32.7%, respectively. Interest expense on deposits decreased primarily due to the repricing of higher-rate time deposits to lower market interest rates and a lower average balance outstanding. Interest expense on borrowed funds declined primarily due the repayment of a $50.0 million portion of long-term borrowings and the repricing of $23.2 million of subordinated debt during the fourth quarter of 2012 as discussed above. The decrease in interest income relates to both a decline in yield and volume on earning assets in a low market interest rate environment.

●

Net interest margin was 3.40% for 2013, up 22 basis points from 3.18% for 2012. Net interest spread was 3.23%, up 27 basis points compared to 2.96%. Overall cost of funds decreased 39 basis points to 0.89%.

●

The larger components driving the $2.5 million decrease in noninterest income include investment securities gains/losses, net gains on the sale of mortgage loans, and income from company-owned life insurance. The Company recorded a $50 thousand net loss on the sale of investment securities in the current year compared with a net gain of $1.2 million for 2012. The net loss for the current year is mainly attributed to premium amortization related to a single municipal bond that was called by the issuer. The net gain recorded in the prior year is attributed to normal asset/liability management strategies which result in periodic sales at irregular intervals based on current strategies.

●

Net gains on the sale of mortgage loans decreased $882 thousand or 46.0% due to lower origination and refinancing activity. The volume of loans sold in 2013 decreased 41.0% compared to the prior year. Mortgage refinancing and home purchases rose sharply during 2012 fueled by interest rate declines. Those rates have since increased which has reduced customer demand.

●	Income from company-owned life insurance decreased $562 thousand or 36.9% mainly because the prior year includes a nonrecurring gain in the amount of $529 thousand related to death benefit proceeds.

Farmers Capital Bank Corporation   *   Page 4 of 7

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The larger components driving the increase in noninterest expense include higher other real estate expenses of $1.8 million or 33.8% and higher salaries and employee benefits of $1.5 million or 5.3%. Intangible asset amortization, legal expenses, and deposit insurance expense decreased $474 thousand or 46.7%, $440 thousand or 36.1%, and $425 thousand or 15.8%, respectively.

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The increase in other real estate expenses was driven by higher impairment charges of $1.7 million or 46.8%. The increase in salaries and employee benefits was led by a $996 thousand or 20.5% increase in benefit expenses related primarily to higher claims related to the Company’s self-funded health insurance plan.

●

Intangible asset amortization decreased as a result of actuarial determined reductions related to core deposit and customer relationship intangible assets arising from previous business transactions. The decrease in legal expenses relates primarily to problem loans in the normal course of business. The prior year also includes $122 thousand related to registering the Company’s Series A preferred shares for their sale by the U.S. Treasury to third party investors. Deposit insurance expense decreased as a result of improvements in the risk rating by the Federal Deposit Insurance Corporation of one of the Company’s bank subsidiaries. The better rating reduced the assessment rate applicable in determining the amount payable for deposit insurance.

●

Income tax expense was $4.4 million for 2013, an increase of $1.5 million or 52.4% compared to $2.9 million for 2012. The effective income tax rates were 24.8% and 19.3% for 2013 and 2012, respectively. The increase in the effective tax rate is attributed primarily to lower tax credits and the relative amount of tax-free income to total income. Tax credits utilized by the Company over a number of years related to Qualified Zone Academy Bonds were fully exhausted during 2012. In addition, the taxable portion of total revenues has increased more in proportion to the nontaxable revenues.

Balance Sheet

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Total assets were $1.8 billion at December 31, 2013, unchanged from September 30, 2013. Investment securities increased $26.7 million or 4.6%, offset primarily by a decrease in cash and cash equivalents of $15.6 million or 18.6% and loans (net of unearned income) of $10.2 million or 1.0%. Other real estate owned decreased $3.8 million or 9.2%.

●

Investment securities increased during the quarter mainly due to a decrease in short-term interest bearing cash accounts and net loans. As loan demand falls, excess funds have been reinvested into available for sale investment securities.

●

The decrease in net loans outstanding during the quarter was driven by the payoff of four credit relationships totaling $14.1 million in the aggregate secured by similar commercial real estate properties.

●

The $3.8 million decrease in other real estate owned was driven by sales and write-down activity that exceeded the amount related to new repossessions. Property sales for the quarter include one larger-balance commercial real estate property sold at its carrying amount of $1.2 million, which had been written down by $306 thousand in the previous quarter to its estimated fair value less selling costs. Write-downs during the quarter include $1.0 million attributed to a single residential real estate development project. The write-down on this project resulted from an annual updated appraisal of the property, which reduced the carrying value to $2.9 million at year-end.

●

Other real estate owned declined in each quarter during 2013 and has fallen to the lowest level since the third quarter of 2011 when it was $36.0 million. Other real estate owned peaked at $52.6 million at year-end 2012.

●

Total deposits increased $6.7 million or 0.5% during the quarter. Noninterest bearing deposit balances increased $10.0 million or 3.8%, partially offset by a decrease in interest bearing balances of $3.3 million or 0.3%.

●	Short-term borrowings decreased $3.0 million or 9.1% primarily related to short-term repurchase agreements with commercial depositors in the normal course of business.
●

Other liabilities decreased $6.5 million or 21.9%, driven primarily by a $4.2 million or 25.0% reduction related to postretirement medical benefits obligation. The decrease in the liability resulted from the annual year-end actuarial determined benefit obligation and was due to the impact of higher interest rates. The offsetting entry was recorded in other comprehensive income (net of tax).

●

The allowance for loan losses was $20.6 million or 2.06% of loans outstanding (net of unearned income) at December 31, 2013 compared to $21.9 million or 2.17% at September 30, 2013. Net loan charge-offs were $353 thousand and $408 thousand for the current three months and linked quarter, respectively. Net charge-offs as a percentage of outstanding loans (net of unearned income) was 0.04% for both the current and linked quarters.

Farmers Capital Bank Corporation   *   Page 5 of 7

●	The ratio of nonperforming loans to loans outstanding (net of unearned income) was 5.1% at year-end, unchanged from the prior quarter.
●

Shareholders’ equity increased $2.1 million or 1.2% during the quarter, driven mainly by net income of $3.1 million partially offset by a decrease in other comprehensive income of $684 thousand or 27.1%. The decrease in other comprehensive income is due mainly to a higher after-tax unrealized loss of $3.5 million related to the available for sale investment securities portfolio, which occurred as a result of a general increase in market interest rates during the quarter. This was partially offset by a $2.8 million after-tax improvement in the amount attributed to the year-end postretirement medical benefits obligation adjustment recorded in other liabilities.

●

On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary banks exceeds the targets established in the agreements with their regulatory agencies.

Dividend Status

Under an agreement with its banking regulatory authorities entered into during the fourth quarter of 2009, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of all subsequent quarterly Company requests to make interest payments on its trust preferred securities and dividends on its preferred stock, the Company has not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) sought regulatory approval for the payment of common stock dividends since the fourth quarter of 2009.  Moreover, the Company will not pay any such dividends on its common stock until the Company’s assessment of its capital position and earnings trends yield the conclusion that the payment of a common stock dividend is warranted.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the Company’s market areas, overall loan demand, changes in the level of nonperforming assets, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company expressly disclaims any intent or obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *   Page 6 of 7

Consolidated Financial Highlights-Unaudited

(In thousands except per share data)
	Three Months Ended			Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Interest income	$16,797	$16,563	$17,147	$66,733	$71,222
Interest expense	2,838	2,953	3,824	11,995	18,258
Net interest income	13,959	13,610	13,323	54,738	52,964
Provision for loan losses	(1,020)	(586)	710	(2,600)	2,772
Net interest income after provision for loan losses	14,979	14,196	12,613	57,338	50,192
Noninterest income	5,586	5,678	6,048	22,116	24,654
Noninterest expenses	16,358	15,984	15,446	61,573	59,787
Income before income tax expense	4,207	3,890	3,215	17,881	15,059
Income tax expense	1,135	855	613	4,435	2,910
Net income	$3,072	$3,035	$2,602	$13,446	$12,149

Net income	$3,072	$3,035	$2,602	$13,446	$12,149
Less preferred stock dividends and discount accretion	490	489	483	1,951	1,922
Net income available to common shareholders	$2,582	$2,546	$2,119	$11,495	$10,227

Basic and diluted net income per common share	$.35	$.34	$.28	$1.54	$1.37

Averages
Loans, net of unearned interest	$1,004,742	$1,003,905	$1,011,204	$1,006,662	$1,035,959
Total assets	1,821,519	1,804,826	1,839,747	1,805,658	1,859,946
Deposits	1,412,130	1,404,534	1,414,894	1,402,658	1,419,787
Shareholders’ equity	170,147	164,254	168,969	168,690	164,606

Weighted average shares outstanding – basic and diluted	7,477	7,475	7,466	7,474	7,457

Return on average assets	.67%	.67%	.56%	.74%	.65%
Return on average equity	7.16%	7.33%	6.13%	7.97%	7.38%

	December 31, 2013	September 30, 2013	December 31, 2012
Cash and cash equivalents	$68,253	$83,834	$95,855
Investment securities	613,585	586,873	573,928
Loans, net of allowance of $20,577, $21,949, and $24,445	979,306	988,182	980,550
Other assets	148,411	151,464	156,899
Total assets	$1,809,555	$1,810,353	$1,807,232

Deposits	$1,410,215	$1,403,485	$1,410,810
Federal funds purchased and other short-term borrowings	29,877	32,885	24,083
Other borrowings	176,096	176,135	178,267
Other liabilities	23,312	29,848	26,051
Total liabilities	1,639,500	1,642,353	1,639,211

Shareholders’ equity	170,055	168,000	168,021
Total liabilities and shareholders’ equity	$1,809,555	$1,810,353	$1,807,232

End of period tangible book value per common share[1]	$18.61	$18.34	$18.35
End of period per common share closing price	21.75	21.86	12.25

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

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